SUBSIDIARIES OF WWA GROUP, INC.


WWA Group, Inc.
World Wide Auctioneers, Ltd.
100% owned
Crown Diamond Holdings, Ltd.
100% owned
Intelspec International, Inc.
32% owned
Power Track Projects, FZE
100% owned